Exhibit 10.16
February 9, 2010
Mr. Christopher J. Swift
49 Winfield Lane
New Canaan, CT 06840
Dear Chris:
I am pleased to confirm the terms of your employment with The Hartford Financial Services Group, Inc. (“HFSG”). The compensation outlined below conforms to the requirements of the Troubled Asset Relief Program (“TARP”). After HFSG is no longer subject to the TARP restrictions on executive compensation, the Compensation Committee of the HFSG Board of Directors will, in their discretion, reconfigure your compensation, taking into account the market practices applied to CFOs of comparable organizations and HFSG’s business circumstances and strategies at that time.
1. Effective Date. On or before March 1, 2010.

2. Position. On the Effective Date, you will begin to serve in the Tier 1 position of Executive Vice President and Chief Financial Officer of HFSG. In that capacity, you will report directly to Liam McGee.
3. Salary. Your initial cash salary will be $975,000 per year ($40,625 per semi-monthly pay period).
4. Deferred Units. In addition to your cash salary, as part of your annual compensation, you will be eligible to accrue semi-monthly awards of Deferred Units under The Hartford Deferred Stock Unit Plan (“Plan”) at an initial rate of $1,525,000 per year ($63,541.67 per semi-monthly pay period). You will be granted these awards, subject to the terms of the Plan, on a quarterly basis, following the Company’s financial filings on SEC Forms 10-K or 10-Q. Should your employment terminate for a reason other than cause, these awards will remain vested and be distributed per the Plan. In the event of a for-cause termination, vested awards would be cancelled.

5. Annual Long-Term Award. For the 2010 year, you will receive a long-term incentive award equal to one-third of your total compensation, pro-rated for the 2010 service period, in the form of Restricted Units under the Plan, with such award to be made at the time that HFSG makes its long-term incentive awards to other employees (anticipated to be late February 2010) or, if your employment begins thereafter, in the first open window following your date of employment. Based on an assumed start date of March 1, 2010, the annual amount of such award would be $1,250,000, and the pro-rated amount would be $1,041,250. The award shall be subject to the terms of the Plan and shall vest on the third anniversary of the award date, provided that you are then employed by HFSG, and shall be payable to you as provided in the Plan, to the extent permissible under applicable law and U.S. Department of the Treasury regulations issued in connection with TARP. For calendar years subsequent to 2010, you will receive long-term incentive awards as may be determined by the Compensation Committee in their discretion. Beginning with the 2011 grant, the Compensation Committee may add performance criteria to the determination of your award. Should your employment terminate for a reason other than cause, any unvested awards will be forfeited, and vested awards will be paid out post-termination as TARP funds are repaid. In the event of a for-cause termination, all awards, vested and unvested, would be cancelled.
6. Benefits. Subject to the limits of this letter and the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and as such Act may be further amended, and rules, regulations and guidance promulgated by the U.S. Department of the Treasury or any other governmental authority thereunder (together, and as in effect from time to time, “EESA”), you will be entitled to benefits consistent with those made available to other senior executives of HFSG and reimbursement of reasonable relocation and business expenses, in each case in accordance with applicable HFSG policies as in effect from time to time..
7. Executive Compensation Standards. Any compensation paid or awarded to you is subject to recovery, or “clawback,” by HFSG if the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (all within the meaning of, and to the full extent necessary to comply with, EESA). You will not be entitled to any tax gross-up from HFSG or its affiliates. In addition, while either you or HFSG may terminate your employment at any time for any legal reason, you will not be entitled to any severance or other golden parachute payment to the extent prohibited by EESA. You agree to provide HFSG with 90 days notice of any intention to deliver a letter of voluntary resignation.
8. Indemnification and Cooperation. During and after your employment, HFSG will indemnify you in your capacity as a present or former officer, employee or agent of HFSG to the fullest extent permitted by applicable law, including the laws of Delaware, and HFSG’s certificate of incorporation and by-laws as to any third-party claim, action or lawsuit against you. In addition, HFSG will provide you with director and officer liability insurance coverage (including post-termination tail coverage) on the same basis as it does for HFSG’s other executive officers and directors. HFSG agrees to cause any successor to all or substantially all of the business or assets (or both) of HFSG to assume expressly in writing and to agree to perform all of the obligations of HFSG in this paragraph.

You agree (whether during or after your employment with HFSG) to reasonably cooperate with HFSG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to HFSG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, HFSG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.
9. Tax Matters. This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). To the extent any taxable expense reimbursement or in-kind benefits under paragraph 6 or 8 is subject to Section 409A, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year; in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.
10. Non-competition and non-solicitation. In consideration for your employment and the terms hereof, and to protect against the risk that, given the extensive knowledge of HFSG’s operations that you will acquire during your employment, HFSG’s confidential information and trade secrets would unavoidably be disclosed to your new employer if you were to become employed with a competing business, you agree:
(a) while employed by HFSG and for a one-year period following a voluntary termination of your employment with HFSG, not to become associated with any entity, whether as a principal, partner, employee, agent, consultant, shareholder (other than as a holder, or a member of a group which is a holder, of not in excess of 1% of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in any insurance business that is in competition with the business of HFSG or its affiliates. HFSG shall carefully consider and respond within 14 (fourteen) business days to a written request that this provision be waived, but HFSG retains the right, in its sole discretion, to enforce or waive the terms of this provision consistent with its determination of its business needs, and
(b) while employed by HFSG and for a one-year period following termination of your employment with HFSG, not to directly or indirectly solicit, encourage or induce any employee of HFSG or its affiliates to terminate employment with such entity, and not to directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by HFSG or an affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

11. Confidentiality. You agree that from the date you sign this letter agreement, you shall not, without the prior written consent of HFSG, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, disclose to any third person, or permit the use of for the benefit of any person or any entity other than HFSG or its affiliates, any trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to HFSG or its affiliates or information designated as confidential, proprietary, and/or a trade secret, or any other information relating to HFSG or its affiliates that you know from the circumstances, in good faith and good conscience, should be treated as confidential, or any information that HFSG or its affiliates may receive belonging to customers, agents or others who do business with HFSG or its affiliates, except to the extent that any such information previously has been disclosed to the public by HFSG or is in the public domain. You acknowledge and agree that this confidentiality obligation shall survive your termination of employment with HFSG.
12. Equitable Relief. You acknowledge and agree that the covenants and obligations in paragraphs 10 and 11 with respect to noncompetition, nonsolicitation and confidentiality relate to special, unique and extraordinary matters and that, given the extensive knowledge of HFSG’s operations that you will acquire, a violation of any of the terms of these covenants and obligations will cause HFSG irreparable injury for which adequate remedies are not available at law. Therefore, you agree that HFSG shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in paragraphs 10 and 11, and that HFSG and its affiliates shall, to the extent consistent with EESA and other applicable law, have no obligation to pay any amounts to you following any material violation of the covenants and obligations contained in those paragraphs. These remedies are cumulative and are in addition to any other rights and remedies HFSG may have at law or in equity.
13. Dispute Resolution. This letter agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. In the event that one or more of the provisions of this letter agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Except as provided in paragraph 12, any dispute or controversy arising under or in connection with this letter agreement shall be resolved by binding arbitration, to be held in the city of Hartford, Connecticut and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity.
14. Compliance with EESA. Notwithstanding anything to the contrary in this letter agreement, all compensation payable to you by HFSG under this letter agreement or otherwise shall be limited to the extent required by EESA and other applicable law.

We look forward to your joining the company.

Sincerely, THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ Eileen Whelley
Eileen Whelley
Executive Vice President, Human Resources
I agree with and accept the foregoing terms.

/s/ Christopher J. Swift Christopher J. Swift	February 14, 2010